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                                                                     Exhibit 3.4

                            AMENDMENT TO THE BYLAWS
                                       OF
                              NUEVO ENERGY COMPANY


     Nuevo Energy Company, a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), adopted the following amendment to the Corporation's Bylaws pursuant to resolutions of the Board of Directors of the Corporation, at a meeting duly held, proposing and declaring said amendment to be advisable and calling a meeting of the stockholders for consideration thereof. The stockholders of the Corporation approved the amendment at the Corporation's annual meeting of stockholders held on May 12, 1999.

     The amendment deletes the last two sentences of Article III, Section 3.1 of the Corporation's Bylaws 1 which provided for a classified board of directors. The full text of Article III, Section 3.1, as amended, is as follows:

     "Section 3.1 The business and affairs of the Corporation shall be managed by a Board of Directors, which shall have and may exercise all of the powers of the Corporation, except such as are expressly conferred upon the stockholders by law, by the Certificate of Incorporation or by these Bylaws. Subject to the rights of holders of shares of any series of Preferred Stock then outstanding to elect additional directors under specified circumstances, the Board of Directors shall consist of not less than three nor more than twenty-one persons. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by either (i) the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors, (ii) the affirmative vote of the holders of 80% or more of the voting power of all of the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, or (iii) the Certificate of Incorporation. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director."

     Certified as of this 17th day of June, 1999.



                                               /s/ Sandra Kraemer
                                       -------------------------------------
                                           Sandra Kraemer, Secretary